EXHIBIT 99.1

Contact:	Robert B. Nolen, Jr.
President and CEO
205-221-4111
PINNACLE BANCSHARES, INC. ANNOUNCES ODD-LOT TENDER OFFER
JASPER, Ala. (October 18, 2007) — Pinnacle Bancshares, Inc. (AMEX: PLE) announced today that it will commence a tender offer to purchase all shares of its common stock held by persons owning 99 shares or fewer on the close of business as of October 10, 2007. The Company will pay $16.25 for each share properly tendered, plus an additional $50 to each stockholder who properly tenders Pinnacle shares.
“The purpose of the tender offer is to reduce the number of Pinnacle stockholders of record and reduce or eliminate future servicing fees, SEC reporting costs and stock listing fees,” stated Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares. “We estimate that odd-lot stockholders who own less than 100 shares represent over 37% of our total stockholder base but approximately 0.3% of our total shares outstanding.
“If we are successful in reducing our total stockholders of record under 300, Pinnacle plans to deregister its common stock with the Securities and Exchange Commission and delist from the American Stock Exchange. As a result of these actions, we expect to save considerable costs related to SEC reporting requirements, costs associated with implementing and complying with the Sarbanes Oxley Act, stock listing fees and stock registrar costs. We also expect to reduce the significant amount of management time devoted to these activities,” stated Mr. Nolen.
Pinnacle Bancshares expects that its common stock will trade on the OTC Bulletin Board or Pink Sheets following its application to delist its shares from the American Stock Exchange. The Company will also remain subject to reporting, compliance and oversight of its banking operations by Federal Reserve, FDIC and Alabama Banking Department. Pinnacle Bancshares expects to provide its stockholders with quarterly financial information following its deregistration from the SEC.
The tender offer is not conditioned on the receipt of any minimum number of shares of tendered. The Company has reserved the right to withdraw the offer if it determines that it is inadvisable to proceed with the offer for any reason.
If after completion of the purchase offer there are fewer than 300 stockholders of record, Pinnacle Bancshares intends to deregister its common stock with the Securities and Exchange Commission and delist from the American Stock Exchange. If, after the completion of the tender offer, Pinnacle Bancshares has more than 300 stockholders, the Board of Directors may consider other options to reduce the number of stockholders.
Stockholders and investors are urged to read Pinnacle Bancshares’s Schedule 13E-3 being filed today with the SEC in connection with this tender offer, which includes the Offer to Purchase for Cash. These materials contain important information including the various terms and conditions to the offer.

Pinnacle Announces Odd-Lot Tender Offer

October 18, 2007
Investors may obtain copies of Pinnacle Bancshares’s Schedule 13E-3 for free from the SEC at the SEC’s website (www.sec.gov) or from Pinnacle Bancshares. Questions or requests for documents also may be directed to Gil Fuqua, Corporate Communications, Inc. at (615) 324-7311, the Information Agent for the offer; or in writing at Pinnacle Bancshares Tender Offer, 1811 Second Ave, Jasper, AL 35502-1388.
This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Pinnacle Bancshares’s common stock. The offer is being made solely by the Offer to Purchase for Cash and the accompanying Letter of Transmittal, each dated October 18, 2007, which are being mailed to stockholders. The tender offer will expire at 5:00 p.m., Central Time, on Monday, December 3, 2007, unless otherwise extended or earlier terminated. Eligible stockholders who would like to accept the offer must tender all shares that they own. Partial tenders will not be accepted.
About Pinnacle Bancshares
Pinnacle Bancshares, Inc. is a bank holding company headquartered in Jasper, Alabama. Its wholly-owned subsidiary, Pinnacle Bank, has approximately $240 million in assets and operates seven offices in central and northwest Alabama.
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